ASSET PURCHASE AGREEMENT

by and between

WASTE RECOVERY INDUSTRIES, LLC

and

CONVERTED ORGANICS, INC.

____________________________

Dated: January 21, 2008

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 21, 2008 (“Effective Date”) is entered into by and between Converted Organics, Inc., a Delaware corporation (“Buyer”), and Waste Recovery Industries, LLC, a Delaware limited liability company (“Seller”). In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties agree to enter into this transaction based on the following recitals, terms and conditions:

RECITALS

A. Seller is the exclusive owner of certain proprietary technology and materials known as the high temperature liquid composting process (“HTLC Process”) that processes various biodegradable waste products into liquid and solid organic-based fertilizer and feed products (the “Business”). Seller has licensed the HTLC Process to United Organic Products, LLC, a California limited liability company (“UOP”) and is currently negotiating to license the HTLC Process to several other potential users.

B. Buyer is in the business of establishing new facilities that convert biodegradable waste products into various solid and liquid products that will be sold to Buyer’s customers.

C. Seller desires to sell the assets of its Business to Buyer, and Buyer desires to purchase the Seller’s Business assets. The parties now desire to set forth in writing their agreement with respect to such sale and purchase.

1. Definitions. As used in this Agreement (including the Schedules and Exhibits hereto), the following definitions shall apply:

(a) “Agreement” shall mean this Asset Purchase Agreement dated January 21, 2008.

(b) “Assets” is defined in Section 2.

(c) “Assumed Contracts” is defined in Section 2(c).

(d) “Bill of Sale” shall mean the Bill of Sale attached hereto as Exhibit C.

(e) “Business” is defined in Recital A.

(f) “Buyer” is defined in the first paragraph of this Agreement.

(g) “Buyer Indemnified Parties” is defined in Section 14(a).

(h) “BVG” is defined in Section 2(b).

(i) “Closing” is defined in Section 6(a).

(j) “Closing Date” is defined in Section 6(a).

(k) “Confidentiality Agreement” is defined in Section 11(a)(iii).

(l) “Contracts” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

(m) “Eureka Facility” is defined in Secttion 2(e).

(n) “Excluded Assets” is defined in Section 3.

(o) “Firm” is defined in Section 34.

(p) “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

(q) “HTLC Process” is defined in Recital A.

(r) “Indemnified Party” is defined in Section 14(f)(i).

(s) “Interim Period” is defined in Section 9(a).

(t) “JAMS” shall mean the JAMS office located in San Jose, California.

(u) “Knowledge,” when used in the phrase “to the Knowledge of Seller,” shall mean, and shall be limited to, the actual knowledge of Peter Townsley.

(v) “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

(w) “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

(x) “Losses” is defined in Section 14(a).

(y) “Material Adverse Effect” is defined in Section 7(a)(i).

(z) “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

(aa) “PCSC” is defined in Section 2(e).

(bb) “Person” shall mean any individual, corporation, partnership, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

(cc) “Premises” shall mean 31677 Johnson Canyon Road, Gonzales, California 93926.

(dd) “Promissory Note” shall mean the Promissory Note attached hereto as Exhibit A.

(ee)	“Purchase Price” is defined in Section 4.

(ff)	“Representatives” is defined in Section 31(a).

(gg) “Security Agreement” shall mean the Security Agreement attached hereto as Exhibit B.

(hh)	“Seller” is defined in the first paragraph of this Agreement.

(ii)	“Seller Indemnified Parties” is defined in Section 14(b).

(jj) “Taxes” shall mean any federal, state, local, foreign or other taxes, including income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items).

(kk)	“Third Party Claim” is defined in Section 14(f)(i).

(ll)	“UOP” is defined in Recital A.

2. Purchase and Sale of Assets Buyer has inspected all assets to be purchased under this Agreement, and on the terms and subject to the conditions of this Agreement, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase and pay for, at the Closing, all of Seller’s right, title and interest in, to and under the following assets (collectively, the “Assets”), except as otherwise expressly provided in Section 3:

(a) All trademarks, trade names, assumed names, Internet domain names, patents, processes, formulas, records and documents that embody, contain or are part of the HTLC Process, including those assets identified in Schedule 2(a);

(b) Any right, title and interest Seller may have in a License Agreement with Bio-Valorisation Global, Inc., a Canadian corporation (“BVG”). Seller and Buyer acknowledge that Seller and BVG have been in negotiations for Seller to license the HTLC Process to BVG for the development of food and hog waste processing facilities exclusively for the provinces of Quebec and Ontario, Canada. However, no agreement for such license has been consummated to date, nor have the terms and conditions of any such license been finalized. Buyer shall, at its discretion, continue negotiations with BVG for such development;

(c) The current technology license from Seller to UOP to operate the Gonzales, California facility using the HTLC Process (“Assumed Contracts”);

(d) All assignable and transferable permits, licenses, authorizations and approvals, and applications therefore and relating to the HTLC Process; and

(e) Any right, title and interest Seller may have in the ownership of a joint venture with Pacific Choice Seafood Company, an Oregon corporation (“PCSC”). Seller and Buyer acknowledge that Seller and PCSC have been in negotiations for a joint venture between Seller and PCSC for the development of a fish waste processing plant in Eureka, California (“Eureka Facility”). However, no agreement for such joint venture has been consummated to date, nor have Seller and PCSC finalized the specifications for the proposed future processing plant. Buyer shall, at its discretion, continue negotiations with PCSC for the Eureka Facility.

3. Liabilities and Excluded Assets. Buyer shall not assume and shall not be obligated to pay, perform and discharge any obligations or liabilities of Seller arising in connection with the Assets or otherwise. As a result of this Agreement, Buyer shall not obtain the right, title or interest in (i) Seller’s cash on hand or in any bank accounts, or (ii) any accounts receivable for sales or other transactions that arose or were entered into prior to the Closing Date (collectively the “Excluded Assets”).

4. Purchase Price. The aggregate purchase price for the Assets shall not exceed Seven Million Five Hundred Thousand ($7,500,000.00) (the “Purchase Price”), and shall be made as follows:

(a) Buyer will pay Seller Five Hundred Thousand Dollars ($500,000.00) on the Closing Date by delivery of an executed Secured Convertible Promissory Note dated as of the Closing Date and in the form of Exhibit A (“Promissory Note”). Payment and performance of the Promissory Note shall be secured by the Collateral described in a security agreement to be executed and delivered in the form of Exhibit B (“Security Agreement”) concurrent with delivery of the Promissory Note. The Promissory Note shall be convertible per its terms into common stock of Buyer. All amounts paid in satisfaction of the Promissory Note principal shall be credited toward the Purchase Price.

(b) Over a period commencing on the Closing Date and ending ten (10) years thereafter (“Payment Term”), Buyer will pay Seller Five Thousand Five Hundred Dollars ($5,5000.00) for (i) every additional ton per day of capacity that is added to the current capacity available or planned for the production facilities in New Jersey, Rhode Island and Gonzales, California, and (ii) the actual ton per day of production capacity for any new production facilities constructed and owned by Buyer either for itself or on behalf of BVG (excluding the New Jersey, Rhode Island and Gonzales, California plants and any PCSC production plants). Buyer will pay Seller (i) one-half the amount due within thirty (30) days of whenever such additional capacity or a new production plant comes online, and (ii) the remaining one-half in the form of a fifty percent (50%) royalty payment from all product sales from the additional capacity of exiting plants or any new production plants. Buyer covenants and warrants to Seller to make all such payments in a timely manner and this covenant shall survive the Closing Date for a period of ten (10) years notwithstanding Section 18 or anything else in this Agreement to the contrary. All amounts paid during the Payment Term shall be credited towards the Purchase Price.

(c) During the Payment Term, Buyer will pay Seller fifty percent (50%) of the profits Buyer receives from the Eureka Facility or any waste processing plant resulting from the negotiations of Buyer with PCSC for fish waste processing. All amounts paid shall be credited toward the Purchase Price.

(d) During the Payment Term, Buyer will pay Seller fifty percent (50%) of the profits that Buyer Receives from Buyer’s use or lease of any portable processing plants or facilities that utilize the HTLC Process to convert organic matter into liquid or pelletized fertilizer. All amounts paid shall be credited toward the Purchase Price.

(e) The parties acknowledge and agree that in no event shall the Purchase Price exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00). When Buyer has paid Seller this amount for the Assets, then Buyer shall have no further payment obligations to Seller for the Assets unless and except for any indemnification obligations that may remain in force and effect under this Agreement.

(f) The parties acknowledge and agree that the allocation of the purchase price among the Assets is detailed in Schedule 4(c), and will be reported on all tax returns in accordance with such allocation.

(g) Buyer’s payment obligations to Seller under this Section 4 (and all related subsections) shall continue to remain in full force and effect regardless of any termination of Peter Townsley under his Employment Agreement with UOP for any reason (or lack thereof).

5. Title. It is understood and agreed that title to the Assets will pass to, and vest in, Buyer upon the closing of this Agreement as specified in Section 6. Buyer shall obtain complete and full right, title and interest to all Assets acquired herein on the Closing Date.

6. Closing.

(a) Closing. The closing of the purchase and sale of the Assets (the “Closing”) shall be held at the offices of Seller located at 31677 Johnson Canyon Road, Gonzales, California 93926 at 10:00 a.m., local time, on or about January 24, 2008, except as may be extended by the mutual written agreement of Seller and Buyer. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

(b) Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer or his designee or designees in form satisfactory to Buyer the following:

(i) The Bill of Sale and such assignments, endorsements, licenses, agreements or other instructions of conveyance and transfer as shall be necessary or appropriate to assign, convey and transfer to Buyer all right, title and interest in and to the Assets.

(ii) Possession or information as to the location of such Assets, if any, as are not located on the Premises being leased to Buyer.

(iii) All duly executed assignments regarding trade names, trademarks or corporate names as necessary.

(iv) All books and records not previously delivered to Buyer.

(c) Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller or its designee or designees in form satisfactory to Buyer:

(i) Payment of the Purchase Price in the form(s) as indicated in Section 4 above, including the duly executed Promissory Note and Security Agreement.

(ii) Any other certificates or documents necessary to consummate the transaction not listed elsewhere in this Agreement.

7. Conditions to Closing.

(a) Buyer’s Conditions to Closing. The obligation of Buyer to purchase and pay for the Assets is subject to the satisfaction as of the Closing of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

(i) The representations and warranties of Seller made in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties made as of a specified date or time earlier than the Closing Date (which need only be true and correct as of such date or time), and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, except for breaches of such representations and warranties that, in the aggregate, would not have a material adverse effect on the financial condition, Assets, business or annual results of operations of the Business taken as a whole (a “Material Adverse Effect”); and Seller shall have delivered to Buyer a certificate dated as of the Closing Date and signed by the President or a Vice President of Seller confirming the foregoing.

(ii) No Law or Order shall be in effect as of the Closing which restrains, prohibits or otherwise makes illegal the purchase and sale of the Assets.

(iii) Buyer has raised the requisite cash in order to close this transaction pursuant to the terms and conditions of this Agreement.

(iv) Seller shall have furnished to Buyer:

(A) A Certificate of the Chief Executive Officer of Seller certifying that (i) the Chief Executive Officer is authorized to execute this Agreement on behalf of Seller, and that (ii) Seller is duly organized and in good standing under the laws of the State of California;

(B) A certified copy of the resolutions adopted by the members of Seller authorizing the execution, delivery and performance of this Agreement by the Chief Executive Officer of Seller;

(v) The board of directors of Buyer shall have approved the execution and delivery of this Agreement by Buyer.

(b) Seller’s Conditions to Closing. The obligation of Seller to sell and deliver the Assets to Buyer is subject to the satisfaction as of the Closing of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

(i) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Buyer shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by the President or a Vice President of Buyer confirming the foregoing.

(ii) No Law or Order shall be in effect as of the Closing which restrains, prohibits or otherwise makes illegal the purchase and sale of the Assets.

(iii) Buyer shall have all funds available to close consistent with Section 4.

(iv) Buyer shall close this transaction concurrently with closing the acquisition under the Asset Purchase Agreement with UOP that is executed concurrently herewith.

(v) Buyer has raised the requisite cash in order to close this transaction pursuant to the terms and conditions of this Agreement.

(vi) Buyer shall have furnished to Seller:

(A) A Certificate of the President of Buyer certifying that (i) the President is authorized to execute this Agreement on behalf of Buyer, and that (ii) Seller is duly incorporated and in good standing under the laws of the State of Delaware;

(B) A certfied copy of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by the President of Buyer.

(c) Waiver of Closing Conditions. The parties hereto acknowledge and agree that if Buyer or Seller has actual knowledge of a failure of any condition set forth in paragraph (a) or (b) in this Section 7, respectively, and such party determines to proceed with the Closing, then such party will be deemed to have waived such condition and shall not be entitled to be indemnified pursuant to Section 14 or otherwise for any losses arising from any matters relating to such condition.

8. Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

(a) Authority; No Conflicts.

(i) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(ii) The execution and delivery by Seller of this Agreement does not and the consummation of the transactions contemplated hereby will not:

(A) Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of organization or operating agreement of Seller;

(B) Conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Assets; or

(C) (i) Conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon any of the Assets under, any Laws or Contracts.

(b) Title to Assets. Seller has good and marketable title to all Assets. All such Assets are free and clear of all liens, encumbrances and charges.

(c) Litigation; Decrees. There are no pending actions, suits or proceedings relating to the Assets that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Seller is not in default under any material Order outstanding against the Assets.

(d) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Buyer for a finder’s fee, brokerage commission or similar payment.

(e) Negotiations. Seller makes no representations or warranties of any kind as to the likelihood of successfully concluding negotiations with PCSC for a joint venture to develop a fish waste processing plant, or the likelihood of successfully concluding negotiations with BVG for a license to develop waste processing facilities in Ontario and Quebec, Canada.

9. Covenants of Seller. Seller covenants and agrees as follows:

(a) Access. For the period from the date hereof through the Closing (the “Interim Period”), Seller shall grant to Buyer or cause to be granted to Buyer and its representatives, employees, counsel, financial advisors and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of Seller relating to the transition of the Assets to Buyer.

(b) Confidentiality. Seller agrees to use all reasonable efforts after the Closing Date to cause its directors, officers, employees, advisors and affiliates to keep the information confidential following the Closing Date, except that any information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 9(b).

(c) Notification. Prior to the Closing, Seller shall promptly notify Buyer if Seller obtains knowledge that any representation or warranty of Seller in this Agreement or the Schedules hereto is not true and correct in all material respects, or if Seller obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement.

(d) Assignment of Domain Name. With the cooperation of Buyer, Seller agrees to use its best efforts after the Closing Date to coordinate the assignment and transfer the Seller’s domain name to Buyer.

10. Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller as follows:

(a) Authority; No Conflicts. (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and in all other jurisdictions in which the nature of its activities makes such qualification necessary. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been or at the time of Closing will be duly and properly taken. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(ii) The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby will not:

(A) Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Buyer;

(B) Conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Buyer or any of its assets and properties other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement; or

(C) (i) Conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Buyer or any of its assets or properties under, any contract to which Buyer is a party or by which any of its assets and properties is bound.

(b) Actions and Proceedings, etc. There are no (i) outstanding Orders of any Governmental or Regulatory Authority against Buyer which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(c) Due Diligence. Buyer has been provided with financial and other information about Seller’s business. Buyer has had an opportunity to conduct its own due diligence regarding Seller’s operations and financial condition and has inspected those documents and other information provided by Seller that Buyer deems necessary to evaluate the investment being made.

11. Covenants of Buyer. Buyer covenants as follows:

(a) Confidentiality. If this Agreement is terminated:

(i) Neither Buyer nor its affiliates shall use or disclose, directly or indirectly, any information contained herein or otherwise obtained from Seller in connection herewith, and shall have all such information kept confidential and not used in any way detrimental to Seller; provided, that Buyer and its affiliates: (1) may use and disclose any such information which has been publicly disclosed (other than by Buyer or its affiliates in breach of their obligations under this Section) or has rightfully come into the possession of Buyer or any of its affiliates (other than from Seller in connection with the transactions contemplated by this Agreement); and (2) may disclose any such information to the extent that Buyer or any of its affiliates may become legally compelled to do so.

(ii) Whether or not this Agreement is terminated, Buyer and its affiliates shall in any event maintain such confidentiality during the period from the date hereof to the Closing Date; provided, the Buyer or any of its affiliates may release or disclose such information to its auditors, attorneys, financial advisors, lenders and other consultants, agents and advisors in connection with the consummation of the transactions contemplated by the Agreement; and provided further, that Buyer and Seller, and their respective affiliates, may disclose such information to the extent they may be legally compelled to do so.

(iii) These confidentiality provisions shall be in addition to, and not in lieu of, any confidentiality provisions contained in any Confidentiality Agreement entered into by Seller and Buyer prior to the Effective Date of this Agreement (“Confidentiality Agreement”).

(b) Notification. Prior to the Closing, Buyer shall promptly notify Seller if Buyer obtains knowledge that any representation or warranty of Seller in this Agreement or the Schedules hereto is not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement.

(c) Closing. Buyer shall use its best efforts to cause the conditions set forth in Section 7(a) above to be satisfied by the Closing Date.

12. Mutual Covenants. Seller and Buyer covenant and agree as follows:

(a) Consents. No consents are required.

(b) Cooperation. Buyer and Seller shall cooperate with each other and shall cause their respective officers, employees, agents and representatives to cooperate with each other for a period of eighteen (18) months after the Closing to provide for an orderly transition of the Assets to Buyer and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby. Buyer shall bear all costs and expenses in conducting such transaction. No party shall be required by this Section 12(b) to take any action that would unreasonably interfere with the conduct of its business.

(c) Sales and Transfer Taxes. Buyer shall pay all sales, use, excise, value-added, goods and services, transfer, stamp, recording, documentary, registration, conveyancing or similar Taxes, duties or expenses that may be imposed as a result of the sale and transfer of Assets, together with any and all penalties, interests and additions to such taxes with respect thereto, and Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws.

13. Further Assurances. From time to time, as and when requested by any party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the limitations set forth in Section 12(a) and Section 12(b)), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

14. Indemnification

(a) Indemnification by Seller. Subject to paragraphs (c)–(f) of this Section 14, Seller shall indemnify Buyer and its officers, directors, employees and affiliates (collectively the “Buyer Indemnified Parties”) in respect of, and hold each Buyer Indemnified Party harmless from and against, any loss, liability, damage, judgment, decree, settlement, fine, penalty, award, cost or expense, including attorney’s fees and costs (collectively “Losses”) suffered, incurred or sustained by any of them or to which any Buyer Indemnified Party becomes subject, resulting from or caused by (i) any breach of any representation or warranty or nonfulfillment of, or failure to perform, any covenant or agreement on the part of Seller contained in this Agreement, and (ii) any and all debts, liabilities, obligations and expenses of Seller that arose or were due and payable prior to the Closing Date.

(b) Indemnification by Buyer. Subject to paragraphs (d)-(f) of this Section 14, Buyer shall indemnify Seller and its officers, directors, employees and affiliates (the “Seller Indemnified Parties”) in respect of, and hold each Seller Indemnified Party harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any Seller Indemnified Party becomes subject, resulting from or caused by (i) any breach of any representation or warranty or nonfulfillment of, or failure to perform, any covenant or agreement on the part of Buyer contained in this Agreement, and (ii) any and all debts, liabilities, obligations and expenses of Buyer of any type or nature, whether arising or being due and payable either before or after the Closing Date.

(c) Limitations on Indemnity. Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under paragraph (a) of this Section 14:

(i) Unless, with respect to any claim, such claim involves Losses in excess of $25,000; and unless, until and then only to the extent that the Buyer Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of $500,000 in the aggregate;

(ii) To the extent that the Buyer Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity;

(iii) To the extent it arises from or was caused by actions taken or failed to be taken by Buyer or any Buyer Indemnified Party after the Closing; or

(iv) To the extent that such Loss arises out of a breach of a representation or warranty contained in this Agreement of which Buyer had knowledge at the time of Closing, if Buyer failed to notify Seller of such breach in accordance with Section 11(b), and no Losses related thereto shall be aggregated for the purposes of paragraph (c)(i) of this Section 14(a).

(d) Exclusive Remedy. Buyer acknowledges and agrees that, from and after the Closing, its (and the Buyer Indemnified Parties’) sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the other agreements contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 14. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action (other than tort claims of, or causes of action arising from, fraudulent misrepresentation) known or unknown, suspected or unsuspected, vested or contingent, past, present or future, it may have against Seller relating to the subject matter of this Agreement and the other agreements contemplated hereby arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise, and any and all rights granted under Section 1542 of the California Civil Code ARE HEREBY EXPRESSLY WAIVED by Buyer. Section 1542 of the California Civil Code states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him must have materially affected his settlement with the debtor.”

Buyer further acknowledges and agrees that, (i) other than the representations and warranties of Seller specifically contained in this Agreement and the Schedules, there are no representations or warranties of Seller or its representatives or any other Person either express or implied with respect to the Business or the Assets, and (ii) it shall have no claim or right to indemnification with respect to any information, documents or materials furnished by Seller or its representatives or any other Person or any of their officers, directors, employees, agents or advisors, including any information, documents or material made available to Buyer in management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(e) Termination of Indemnification. The obligation to indemnify and hold harmless any Person pursuant to Sections 14(a) and 14(b) shall survive for a period of one (1) year after the Closing Date, except that Buyer’s obligation to pay Seller the Purchase Price shall continue for a period of ten (10) years after the Closing Date. Provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party.

(f) Procedures Relating to Indemnification

(i)   In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, within five (5) business days after the Indemnified Party’s receipt thereof, with copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to deliver such copies on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.

(ii) If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim:

A. It shall defend such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the indemnifying party to a final conclusion or will be settled at the discretion of the indemnifying party (with any such settlement consented to by the Indemnified Party); and

B. The indemnifying party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. If the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

15. Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party and any purported assignment without such consent shall be void and without effect; provided, however, that without the consent of Seller, Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary upon written notice of such assignment to Seller (it being understood, however, that no such assignment shall limit or otherwise affect Buyer’s obligations hereunder).

16. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied (including Section 14) shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder. Notwithstanding the foregoing, each of Buyer and Seller shall be entitled to make indemnification claims for and on behalf of the indemnified parties described in Section 14(a) and Section 14(b), respectively.

17. Termination.

(a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(i) At any time before the Closing, by mutual written agreement of Seller and Buyer;

(ii) At any time before the Closing, by Seller or Buyer, in the event that (i) any Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement upon notification of the non-terminating party by the terminating party or (ii) any closing conditions of either Seller or Buyer are not satisfied (or waived) by the Closing Date; or

(iii) At any time after the Closing Date, by Seller or Buyer upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

(b) In the event of termination by Seller or Buyer pursuant to this Section 17, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Buyer shall return all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

(ii) All confidential information received by Buyer with respect to this transaction shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

(c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 17, then this Agreement shall become void and of no further force and effect, except for the provisions of:

(i) Section 11(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it;

(ii) Section 19 relating to certain expenses; and

(iii) This Section 17. Nothing in this Section 17 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

18. Survival of Representations; No Other Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 14(a) and 14(b) and shall terminate at the close of business twelve (12) months following the Closing Date, except that Buyer’s payment obligation for the Purchase Price shall continue for a period of ten (10) years after the Closing Date.

19. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

20. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon Seller and Buyer only if set forth in a writing executed by both Seller and Buyer and referring specifically to the provision to be amended or waived. No course of dealing between Seller or Buyer shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of either party to this Agreement. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or be construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

21. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)	if to Seller:

Waste Recovery Industries, LLC

Attn: Peter Townsley

P.	O. Box 4664

Paso Robles, CA 93447

With a Copy to:

Patrick S.M. Casey, Esq.

Lombardo & Gilles, LLP

318	Caygua Street

Salinas, CA 93901

(b)	if to Buyer:

Converted Organics, Inc.

Attn: Edward J. Gildea

7A Commercial Wharf West

Boston, MA 02110

22. Headings and Captions. The headings and captions contained in this Agreement, in any Exhibit or Schedule attached hereto, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

23. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, Buyer and Seller confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

24. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

25. Entire Agreement. This Agreement and the other agreements referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

26. Schedules. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties of Seller as a whole. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Assets, the Business or Seller. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

27. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

28. Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any bulk transfer laws of any jurisdiction in connection with the sale of the Assets.

29. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of law principles thereof.

30. Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

31. Dispute Resolution.

(a) Negotiation. In the event of any dispute or disagreement between Seller and Buyer as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 days after reference of the matter to them, each of Buyer and Seller shall be free to exercise the remedies available to it under Section 31(b).

(b) Arbitration. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to Section 31(a) shall be settled exclusively by arbitration in Monterey County, California. Such arbitration shall be administered by the JAMS in accordance with its then prevailing rules for resolution of commercial disputes (except as otherwise provided herein), by one independent and impartial arbitrator, who shall be appointed in accordance with JAMS’s rules and procedures or as otherwise agreed by the parties. The fees and expenses of JAMS and the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) to the prevailing party. Pre-arbitration discovery shall be permitted for a period of 30 days prior to the hearing. The hearing shall occur within 14 days of the conclusion of discovery, and no more than three days shall be allocated to the hearing. The arbitrator shall render his or her award within 30 days of the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to any party any consequential damages, lost profits or punitive damages in connection with any dispute arising out of or relating in any way to this Agreement or the transactions arising hereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section 31(b) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for (i) temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief, or (ii) for any provisional or declaratory relief that relates to Buyer’s failure to pay the Purchase Price in a timely manner. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

32. Attorney’s Fees. In the event any party hereto institutes an action or proceeding to enforce any rights arising under this Agreement, the party prevailing in such action or proceeding shall be paid all reasonable attorney’s fees and costs. These costs include, without limitation, expert witness fees, investigation costs, costs of tests and analysis, travel and accommodation expenses, deposition and trial transcript costs and court costs. A court, and not a jury, will set all such fees and costs, all of which will be included in the judgment entered in such proceedings.

33. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

34. Counsel to Seller. Each party acknowledges that the firm of Lombardo & Gilles, LLP (the “Firm”) represents Seller and that, in the absence of any other written agreement, the Firm shall owe no duties directly to any party other than Seller. In the event of any dispute or controversy arising between any party and Seller, each party agrees that the Firm may continue to represent Seller in any such dispute or controversy. Each party irrevocably consents to such representation and acknowledges that the Firm has not represented the interest of any party in negotiating this Agreement.

35. Interpretation. In the event any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or his or its counsel. The parties further agree that California Civil Code Section 1654 does not apply to this Agreement.

36. Jurisdiction and Venue. The parties acknowledge and understand that the making of this Agreement is in Monterey County, California. Any suit, arbitration, mediation or other remedial process shall be filed and maintained in Monterey County, California.

37. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date that is a legal holiday in the State of California, then the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BUYER:

CONVERTED ORGANICS, INC.,
a Delaware corporation

By:
Edward J. Gildea
President

SELLER:

WASTE RECOVERY INDUSTRIES, LLC,

A Delaware limited liability company

By:
Peter Townsley
Chief Executive Officer